Blue Bird Confirms FY2019 Adjusted EBITDA and Revenue
Preliminary Results In-Line with Guidance;
Adjusted Free Cashflow Guidance Exceeded

Webcast and Conference Call Scheduled
for December 11, 2019 at 4:30PM ET

MACON, GEORGIA - November 12, 2019 - Ahead of attending the ROTH Technology & New Industrials Day on November 13, 2019 in New York, Blue Bird Corporation (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, is confirming that preliminary FY2019 results are in line with previously-announced guidance for Revenue and Adjusted EBITDA. Blue Bird also expects Adjusted Free Cash Flow to exceed its previously-provided guidance.

The Company will report complete fiscal 2019 results on December 11, 2019 at 4:30PM. The public is invited to attend the audio webcast at which Blue Bird executives Phil Horlock, President and CEO, and Phil Tighe, CFO, will discuss the fiscal 2019 fourth quarter and full year results. A slide presentation will be available to support the webcast. Details for the webcast and conference call can be found on the landing page of the Blue Bird Investor Relations web page.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered, gasoline-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact

Mark Benfield
Profitability & Investor Relations
Blue Bird Corporation
(478)822-2315
Mark.Benfield@blue-bird.com